EXHIBIT 10.8
FIRST INDUSTRIAL REALTY TRUST, INC.
2013 LONG-TERM INCENTIVE PROGRAM
PERFORMANCE BASED STOCK UNIT AWARD AGREEMENT

Name of Grantee:        (the “Grantee”)
Grant Date: January 10, 2022 (the “Grant Date”)
No. of Target Performance Units:        (the “Target Three-Year Performance Units”)
No. of Maximum Performance Units:         (the “Maximum Three-Year Performance Units”)

RECITALS
WHEREAS, First Industrial Realty Trust, Inc. (the “Company”) maintains the First Industrial Realty Trust, Inc. 2013 Long-Term Incentive Program, as amended (the “Program”), which has been adopted pursuant to the First Industrial Realty Trust, Inc. 2011 Stock Incentive Plan, as amended (the “2011 Plan”), and which, together with the First Industrial Realty Trust, Inc. 2014 Stock Incentive Plan, as amended (the “2014 Plan”), as successor to the 2011 Plan, is incorporated into and forms a part of this award agreement (the “Award Agreement”);
WHEREAS, the Grantee has been selected by the Compensation Committee of the Board (the “Committee”) to receive an Award under the Program; and
WHEREAS, this Award Agreement is subject to the terms of the Program and the 2014 Plan, and capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Program, and if not otherwise defined in the Program, then in the 2014 Plan.
NOW, THEREFORE, in consideration of the foregoing and the premises and mutual covenants contained herein, and for other good and valuable consideration, the Company and the Grantee hereby agree, freely and with full knowledge and consent, as follows:
1.    Grant. The Company hereby grants to the Grantee a number of Performance Units equal to the Maximum Performance Units set forth above pursuant to the Program (“Award”) as of the Grant Date. Each Performance Unit represents the right of the Grantee to receive in the future, subject to the terms and conditions set forth in this Award Agreement, the Program and the 2014 Plan, one (1) share of Stock once the Performance Period ends. Until the expiration of the Performance Period, the Performance Units shall be credited to the Grantee in an unfunded bookkeeping account established for the Grantee by the Company.
2.    Vesting and Forfeiture of Performance Units.
(a)    The Performance Units shall be eligible to become vested as of the last day of the period beginning on January 1, 2022 and ending on December 31, 2024 (the “Performance Period”), based on the level of achievement of the applicable performance targets set forth in Exhibit A hereto (the “Performance Targets”).
(b)    Except as otherwise provided in this Section 2, the Grantee shall forfeit any unvested Performance Units as of the Grantee’s Termination of Service, subject to acceleration of vesting pursuant to (i) any employment, consulting or similar service agreement between the Grantee and the Company or any of its subsidiaries or (ii) otherwise pursuant to the authority of the Committee.

(c)    Upon the Grantee’s Termination of Service prior to completion of the Performance Period due to the Grantee’s Disability or death, the Performance Period shall end (notwithstanding Section 2(a) above) and the Grantee shall become vested in a number of Performance Units based on the level of achievement of the Performance Targets through the date of such Termination of Service as of the date of such Termination of Service in accordance with Section 2(a) above.
(d)    Upon the Grantee’s Termination of Service prior to the conclusion of the Performance Period due to the Grantee’s Retirement, (i) no unvested Performance Units shall be forfeited upon the Grantee’s Termination of Service and (ii) the Performance Period shall continue and the Grantee will remain eligible to become vested in the Performance Units pursuant to Section 2(a) above.
(e)    Upon the consummation of a Change of Control prior to the Grantee’s Termination of Service or following the Grantee’s Termination of Service due to the Grantee’s Retirement, the Performance Period shall end (notwithstanding Section 2(a) above) and the Grantee shall become vested in a number of Performance Units based on the level of achievement of the Performance Targets through the date of consummation of the Change of Control.
(f)    “Retirement” means the Grantee’s voluntary Termination of Service where the Grantee: (i) has attained the age of sixty (60) with at least ten (10) consecutive years of service with the Company or an affiliate or subsidiary of Company; and (ii) has provided the Company with at least ninety (90) days prior written notice of the proposed date of voluntary Termination of Service.
(g)    All calculations, valuations, determinations and the like regarding the level of achievement of the Performance Targets shall be made by the Committee in its sole discretion.
3.     Share Delivery. Delivery of Stock or other amounts under this Award Agreement and the Program shall be subject to the following:
(a)    As soon as practicable following the end of the Performance Period (which, for purposes of Section 2(c) above shall be the date of the applicable Termination of Service, for purposes of Section 2(d) above shall be the end of the applicable Performance Period, and for purposes of Section 2(e) above shall be the date of the Change of Control), but in no event later than forty-five (45) days following the end of the Performance Period (provided that, with respect to each Unit that constitutes Deferred Compensation, if such 45-day period spans more than one calendar year, settlement shall be made in the later year), one (1) share of Stock shall be issued to the Grantee in respect of each vested Performance Unit; provided, however, that, with respect to each Performance Unit that vests pursuant to Section 2(e) above that constitutes Deferred Compensation, settlement of such Performance Unit shall occur upon (i) the consummation of the Change of Control if such Change of Control constitutes a “change in control event” within the meaning of Section 409A of the Code (each, a “409A Change in Control Event”) or (ii) if such Change of Control does not constitute a 409A Change in Control Event, the earliest of (A) sixty (60) days following the end of the Performance Period set forth in Section 2(a) above and (B) the Grantee’s Termination of Service.
(b)    To the extent that this Award Agreement and the Program provide for the issuance of Stock, such issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.
(c)    Notwithstanding any other term of this Award Agreement or the Program, the Company shall have no obligation to deliver any Stock or make any other distribution of benefits under this Award Agreement or the Program unless such delivery or distribution complies with all applicable laws and the applicable rules of any securities exchange or similar entity.

4.    Rights of Stockholder; Dividend Equivalents. The Grantee, by virtue of this Award, shall have no right to receive dividends or distributions with respect to any shares of Stock, or vote any shares of Stock, prior to the issuance of such Stock upon the vesting of Performance Units hereunder. Notwithstanding the foregoing, in lieu of actual dividend rights in connection with the Performance Units, the Grantee shall have the right to receive additional shares of Stock or cash (the “Dividend Equivalents”) equal in value (calculated using the closing price on the vesting date of the Performance Units) to any cash dividends and property dividends paid with respect to the shares underlying the Performance Units that vest in accordance with their terms; provided, however, that no such Dividend Equivalents shall be payable to or for the benefit of the Grantee with respect to record dates for cash dividends or property dividends occurring before the commencement of the Performance Period or on or after the date, if any, on which the Grantee has forfeited the Performance Units or this Award has been settled in shares of Stock. Dividend Equivalents shall be delivered simultaneously with the delivery of the shares underlying the vested Performance Units.
5.    Corporate Transactions. To the extent permitted under Section 409A of the Code, if applicable, in the event of a corporate transaction involving the Company or the shares of Stock of the Company (including any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), this Award shall automatically be adjusted to proportionately and uniformly reflect such transaction; provided, however, that the Committee may otherwise adjust this Award (or prevent such automatic adjustment) as it deems necessary, in its sole discretion, to preserve the benefits or potential benefits of this Award, the Program and the 2014 Plan.
6.    Nontransferability. This Award shall not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except by will or the laws of descent and distribution.
7.     Withholding. The Grantee shall make appropriate arrangements with the Company, consistent with the provisions of Section 12 of the 2014 Plan, as amended, for satisfaction of any applicable tax withholding requirements, or similar requirements, arising out of this Award Agreement. The Grantee may elect, subject to such ministerial rules as may be established by the Committee from time to time, to have such tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to this Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due (based on the minimum statutory rates).
8.    Administration. The authority to manage and control the operation and administration of this Award Agreement, the Program and the 2014 Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Program and the 2014 Plan. Any interpretation of this Award Agreement, the Program or the 2014 Plan by the Committee and any decision made by it with respect to this Award Agreement, the Program or the 2014 Plan shall be final and binding on all persons.
9.    Program Governs. Notwithstanding anything in this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the Program and the 2014 Plan, copies of which may be obtained by the Grantee from the office of the Secretary of the Company; and this Award Agreement shall be subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Program or the 2014 Plan. Notwithstanding anything in this Award Agreement to the contrary, in the event of any discrepancies between the Program or the 2014 Plan and this Award Agreement, the Program and the 2014 Plan shall control. Further notwithstanding anything in this Award Agreement to the contrary, in the event of any discrepancies between the corporate records of the Company and this Award Agreement, the corporate records shall control.

10.    Not an Employment Contract. The grant of this Award shall not confer on the Grantee any right with respect to continuance of service with the Company or any affiliate or subsidiary, nor shall such grant confer any right to future grants of Performance Units, or any other awards in lieu thereof, while employed by the Company or any affiliate or subsidiary. The grant shall not interfere in any way with the right of the Company or any affiliate or subsidiary to terminate the Grantee’s service at any time.
11.    Validity. If any provision of this Award Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Award Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.
12.    References. References herein to rights and obligations of the Grantee shall apply, where appropriate, to the Grantee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Award Agreement.
13.    Notice. Any notice required or permitted to be given under this Award Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:	First Industrial Realty Trust, Inc. One North Wacker Drive, Suite 4200 Chicago, Illinois 60606 Attn: Jennifer Matthews Rice, General Counsel

If to the Grantee:	At the most recent address on file with the Company.
14.    Counterparts. This Award Agreement may be executed in counterparts, each of which shall constitute one (1) and the same instrument.
15.    Amendment.  This Award Agreement may be amended in accordance with the provisions of the Program and the 2014 Plan, and may otherwise be amended by written agreement of the Grantee and the Company without the consent of any other person.
16.    Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without reference to the principles of conflict of laws, except to the extent such law is preempted by federal law.
17.    Data Privacy. The Grantee agrees to the collection, use, processing and transfer (collectively, the “Use”) of certain personal data such as the Grantee’s name, salary, job title, and position evaluation rating, along with details of all past awards and current awards outstanding and awarded under the Program, the 2014 Plan or otherwise (collectively, the “Data”), for the purpose of administering the Program or the 2014 Plan, copies of which the Grantee acknowledges having received and understood. The Grantee further acknowledges and agrees that the Company and its affiliates and subsidiaries may make Use of the Data amongst themselves or with any other third parties assisting the Company in the administration of the Program or the 2014 Plan (collectively, the “Data Recipients”). The Grantee hereby further authorizes any Data Recipients, including any Data Recipients located in foreign jurisdictions, to continue to make Use of the Data, in electronic or other form, for the purposes of administering the Program or the 2014 Plan, including without limitation, any necessary Use of such Data as may be required for the subsequent holding of Stock on the Grantee’s behalf by a broker or other third party with whom the Grantee may elect to deposit any Stock acquired through the Program, the 2014 Plan or otherwise. The Company shall, at all times, take all commercially reasonable efforts to ensure that appropriate safety measures shall be in place to ensure the confidentiality of the Data, and that no Use shall be made of the Data for any purpose other than the administration of the Program or the 2014 Plan. The Grantee may, at any time, review his or her Data and request necessary amendments to such Data. The Grantee may withdraw consent to the Use of the Data herein by notifying the Company in writing; provided, however, that because the Data is essential to the Company’s ability to administer the Program and the 2014 Plan and to assess employee admissibility under the Program and the 2014 Plan, by withdrawing consent to the Use of the Data, the Grantee may affect his or her eligibility to participate in the Program and the 2014 Plan. The Grantee hereby releases and forever discharges the Company from any and all claims, demands, actions, causes of action, damages, liabilities, costs, losses and expenses arising out of, or in connection with, the Use of the Data for purposes of administering the Program or the 2014 Plan, including without limitation, any and all claims for invasion of privacy, infringement of the Grantee’s right of publicity, defamation and any other personal, moral and/or property rights.
18.    Section 409A. It is the intention of the Company that this Award Agreement and each Performance Unit granted hereunder shall comply with the requirements of Section 409A of the Code or be exempt from Section 409A of the Code and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code, and this Award Agreement, the Program and the 2014 Plan shall be interpreted accordingly. Notwithstanding any provision of this Agreement to the contrary, if the Grantee is determined to be a “specified employee” for purposes of Section 409A of the Code as of the Grantee’s Termination of Service, then, to the extent required pursuant to Section 409A, payments due under this Award Agreement that are deemed to be Deferred Compensation shall be subject to a six (6)-month delay following the Termination of Service; and all delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination of Service (or, if earlier, as of the Grantee’s death), with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six (6)-month period. Any portion of the benefits hereunder that were not otherwise due to be paid during the six (6)-month period following the Termination of Service shall be paid to the Grantee in accordance with the payment schedule established herein. The Company does not guarantee that this Award or any payments or benefits that may be made or provided hereunder will satisfy all applicable provisions of Section 409A or any other Section of the Code.
19.    Section 409A Amendment. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Agreement without the consent of the Grantee in order to maintain an exclusion from the application of, or to maintain compliance with, Section 409A of the Code. Any such amendment shall maintain, to the extent practicable, the original intent of the applicable provision. The Grantee’s acceptance of this Award constitutes the Grantee’s acknowledgement of and consent to such rights of the Company.
20.    Clawback Policy. This Award, and any amount or benefit received hereunder shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company clawback policy, as it may be amended from time to time (the “Policy”) and any applicable law. The Grantee’s acceptance of this Award constitutes the Grantee’s acknowledgment of and consent to the Company’s application, implementation and enforcement of (a) the Policy or any similar policy established by the Company that may apply to the Grantee and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, as well as the Grantee’s express agreement that the Company may take such actions as are necessary to effectuate the Policy, any similar policy (as applicable to the Grantee) or applicable law, without further consideration or action.
(Signature page to follow)

IN WITNESS WHEREOF, the undersigned have executed this Award Agreement as of the Grant Date.

FIRST INDUSTRIAL REALTY TRUST, INC. By: Jennifer Matthews Rice, General Counsel
I hereby acknowledge that I have received a copy of the Program and the 2014 Plan (the terms of which are incorporated by reference into this Award Agreement) and am familiar with the terms set forth therein. I agree to accept as binding, conclusive and final all decisions and interpretations of the Committee. As a condition to the receipt of this Award, I hereby authorize the Company to withhold from any compensation payable to me by the Company any taxes required to be withheld under any applicable law as a result of this Award.

GRANTEE By: «Name»

[Signature Page to Performance-Based RSU Award Form]

Exhibit A
Performance Targets for January 1, 2022 to December 31, 2024
The Performance Units shall be eligible to become vested based on achievement of the applicable Performance Targets set forth below.
The Performance Units under this Award shall be separated into two tranches. 46% of the Performance Units shall be “Nareit All Equity Units” and 54% of the Performance Units shall be “Peer Group Units,” with corresponding percentages of the Target Performance Units constituting the number of Nareit All Equity Units and Peer Group Units that would vest if performance at the “Target” level is achieved for each tranche (the “Target Nareit Units” and “Target Peer Group Units,” respectively). The determination of the level of achievement of performance of each tranche shall be independently calculated and shall not impact the vesting or not of the other tranche.
The Nareit All Equity Units shall be eligible to become vested based on the percentile rank of the Company’s Total Shareholder Return for the Performance Period relative to the Total Shareholder Return for the Performance Period of the entities that comprise the FTSE Nareit All Equity Index (or, in the event such index is discontinued or its methodology significantly changed during the Performance Period, a comparable index selected by the Committee in good faith) during the entire Performance Period, excluding the Company (each a “Nareit Index Company” and, collectively, the “Nareit Index Companies”) as determined based upon weighted interpolation in Excel or similar formula (the “Nareit Percentile Rank”).
The Peer Group Units shall be eligible to become vested based on the percentile rank of the Company’s Total Shareholder Return for the Performance Period relative to the Total Shareholder Return for the Performance Period of the following companies: Prologis, Inc. (PLD), Duke Realty Corporation (DRE), Rexford Industrial Realty, Inc. (REXR), EastGroup Properties, Inc. (EGP), PS Business Parks, Inc. (PSB), STAG Industrial, Inc. (STAG), Terreno Realty Corporation (TRNO), Monmouth Real Estate Investment Corporation (MNR), and Industrial Logistics Properties Trust (ILPT) (each a “Peer Group Company” and, collectively, the “Peer Group Companies”) as determined using the same methodology as is set forth above for determining the Nareit Percentile Rank (the “Peer Group Percentile Rank”). If any Peer Group Company ceases to be publicly-held during the Performance Period or otherwise ceases to provide a meaningful comparison for any reason, including as a result of a change in business, sector or industry focus (as determined by the Committee in its discretion), such company shall be excluded from the Peer Group Companies for purposes of the foregoing calculation and the remaining Peer Group shall remain unchanged; provided, however, that the Committee shall have the discretion in good faith to substitute another publicly traded REIT in similar business as the Company and other Peer Group Companies, in lieu of the company that has been excluded from the Peer Group Companies.
For both the Nareit All Equity Units and the Peer Group Units, if the applicable “Threshold” Performance Target is not achieved, 0% of the respective Target Performance Units shall become vested, and if the applicable “Maximum” Performance Target is exceeded, 225% of the respective Target Performance Units shall become vested. The percentage of Target Performance Units that becomes vested shall be determined based upon weighted interpolation if the level of achievement of the Performance Target falls in between two of the Performance Targets.
For example, if there were nine Nareit Index Companies (exclusive of Company), three with a higher Total Shareholder Return, six with a lower Total Shareholder Return, then the Nareit Percentile Rank would be calculated using a weighted interpolation calculation methodology as follows:
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PLD	48.0%
EGP	46.0%
STAG	40.0%
FR	35.0%
DRE	30.0%
REXR	28.0%
PSB	25.0%
ILPT	22.0%
TRNO	20.0%
MNR	10.0%

FR Percentile Ranking:	68.75%-ile*

*Calculated using the function: “=PERCENTRANK(PLD:MNR)”.
The percentile rank is then measured against the Performance Targets below such that, with respect to the Nareit All Equity Units, if the Nareit Percentile Rank is less than the 30th percentile for the Performance Period, the percentage of Target Nareit Units to become vested shall be 0%; if the Nareit Percentile Rank for the Performance Period is equal to the 50th percentile for the Performance Period, the percentage of Target Nareit Units to become vested shall be 100% (“Target”); and if the Nareit Percentile Rank for the Performance Period is equal to or greater than the 75th percentile, the percentage of Target Nareit Units to become vested shall be 225% (“Maximum”). The same methodology will apply to the Peer Group Units with reference to the Performance Targets for the Peer Group Units set forth below.

Using the 68.75 percentile ranking for the Peer Group companies, and assuming an 80th percentile ranking for the Nareit Index Companies, the total performance units will be the sum of 54% times 193.75%, plus 46% times 225%, which is 208.1%. This amount is then multiplied by the number of target units in order to determine the units earned.

“Total Shareholder Return” means, for the Company, each Nareit Index Company and each Peer Group Company, as applicable, the total shareholder return of the relevant entity computed using average total shareholder return data (prepared on a consistent basis) from the first day of the Performance Period (using the closing price of one share of the common equity of such entity (or, if such date is not a trading day, the most recent prior trading day) as the starting stock price) through the last day of the Performance Period (using the average of the closing price of one share of the common equity for such entity for the ten (10) consecutive trading days ending on and including such date (or, if such date is not a trading day, the most recent prior trading day period) as the ending stock price) and assuming contemporaneous reinvestment of dividends (using a dividend reinvestment methodology determined by the Committee to be advisable to provide appropriate comparison among entities); provided that if the end of the Performance Period is the date upon which a Transactional Change of Control occurs, the ending stock price as of such date for the Company shall be equal to the fair market value in cash, as determined in good faith by the Committee, of the total consideration paid or payable in the transaction resulting in the Transactional Change of Control for one share of Stock. Additionally, appropriate adjustments to Total Shareholder Return shall be made to take into account all stock dividends, stock splits, reverse stock splits and the other similar events that occur during the Performance Period.

“Transactional Change of Control” means a Change of Control resulting from the completion of a tender offer for Stock, a consolidation or merger of the Company or a sale, lease, exchange or other transfer of all or substantially all of the assets of the Company.
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Nareit All Equity Units (46% of total Performance Units)

	Nareit Percentile Rank	Percentage of Target Nareit Units vested
Threshold	30th Percentile	50%
Target	50th Percentile	100%
Maximum	75th Percentile	225%

Peer Group Units (54% of total Performance Units)

	Peer Group Percentile Rank	Percentage of Target Peer Group Units vested
Threshold	30th Percentile	50%
Target	50th Percentile	100%
Maximum	75th Percentile	225%

Notwithstanding the foregoing, in the event that the Company’s Total Shareholder Return is less than zero, the number of Performance Units vested, if any, shall be reduced by 25% of the total amount that would have otherwise vested in accordance with this Exhibit A.
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